Exhibit 16.1

June 10, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Rentech, Inc. under Item 4.01 of its Form 8-K dated June 8, 2009.  We agree with the statements insofar as they relate to our Firm in such Form 8-K.  We have no basis to agree or disagree with other statements made.

/s/ Ehrhardt Keefe Steiner & Hottman PC